EXHIBIT 4.15

EARLY DEVELOPMENT PROGRAM AGREEMENT

This Early Development Program Agreement (this “Agreement”) is made as of January 10, 2007, by and between PAN ATLANTIC INVESTMENTS LIMITED, a Barbados company (“Pan Atlantic”) and BIOLINERX LTD., a company organized under the laws of the State of Israel (“BioLine”).

RECITALS:

WHEREAS, BioLine is a drug development company that focuses its research on drug candidates that have demonstrated in vivo results; and

WHEREAS, Pan Atlantic would like to provide financial resources to BioLine in order to encourage research in earlier stage drug development; and

WHEREAS, Pan Atlantic has agreed, pursuant to the terms of this Agreement, to invest the Program Funds (as defined in Section 1 hereto), in BioLine for the purpose of financing a program to be known as the “Early Development Program”; and

WHEREAS, BioLine has agreed to receive the Program Funds, and to allocate Matching Funds (as described in Section 1 hereto);

NOW, THEREFORE, the parties hereby agree as follows:

1.	Budget.

1.1.
Program Funds. Subject to the terms and conditions of this Agreement, Pan Atlantic hereby agrees to invest (or to cause others to invest) in BioLine an aggregate amount of US$5 million (the “Program Funds”) in order to finance the Research Projects (as defined in Section 2), to be disbursed in accordance with Section 3 below.

1.2.
Right to Invest. In consideration for the commitment of the Program Funds, Pan Atlantic will have the right to invest up to $5 million in the first public offering of BioLine’s shares outside of Israel, at the public offering price. If and to the extent such Program Funds are actually invested by another entity to which Pan Atlantic has assigned its obligations hereunder, such entity will have the right described in this Section 1.2 with respect to the amount invested by such entity, and Pan Atlantic’s rights under this Section 1.2 will be reduced accordingly.

1.3.
Matching Funds. For every dollar invested by Pan Atlantic hereunder, BioLine will allocate an additional $0.20 for the Research Projects from resources other than the Program Funds, up to an aggregate amount of US$1 million (the “Matching Funds”, and, together with the Program Funds, the “Budget”).

1.4.
Director. No later than June 1, 2007, BioLine shall retain a full-time staff person to administer the Early Development Program. The direct expenses related to the employment of such employee shall be derived from the Budget.

2.	Research Projects.

2.1.
Eligibility. BioLine will use the Program Funds for funding research of drug candidates that have not yet demonstrated in vivo results (each, a “Research Project”). At least 70% (seventy percent) of the Research Projects will originate in Israel, with at most 30% (thirty percent) originating outside of Israel. BioLine’s Scientific Advisory Board (the "SAB") will evaluate each candidate to be a Research Project. A Research Project will be accepted to the Early Development Program if at least one member of the SAB is in favor of such acceptance and one other member abstains.

2.2.
Budget. BioLine will allocate up to $100,000 to each Research Project per year, as determined by BioLine. Amounts in excess of $100,000 per year for any Research Project would require the consent Pan Atlantic.

2.3.
Duration. Each Research Project will be for a period time no longer than necessary to demonstrate in vivo results, and in any event for no more than two years without Pan Atlantic’s consent. At the completion of any Research Project, at BioLine's discretion, the Research Project may be reviewed in depth by the SAB to determine if it should be introduced into the BioLine pipeline for accelerated development into the clinic and beyond.

2.4.
Rights in Research Projects. BioLine or any of its subsidiaries or affiliates, to the full exclusion of Pan Atlantic, shall retain all rights in the Research Projects, as well as any and all moral rights, to the extent applicable. Pan Atlantic will benefit from the success of the Research Projects through the exercise of its right under Section 1.2

3.	Disbursement; Deadline.
Program Funds will be transferred to BioLine twice a year, on March 1st and on September 1st of each year following receipt of a written request from BioLine. Each such request must be for an amount no greater than $625,000 (unless agreed by Pan Atlantic) and shall include, to the extent applicable and available a description of currently active and contemplated Research Projects and the budgets therefor (the aforesaid shall not be deemed to imply that such funds are restricted only to such specific Research Projects). Pan Atlantic shall not be obligated to make any such transfers for any request received after April 1st, 2011.

4.	Launch; Publicity.
BioLine will make good faith efforts to launch the Early Development Program no later than March 1, 2007. Such launch will include advertisements and other publicity to make the scientific community in Israel aware of the Program. All print and electronic publications about the Program will include a reference to the fact that the Program is underwritten by Pan Atlantic Bank and Trust Limited, a subsidiary of a Canadian company controlled by the Friedberg Family. Notwithstanding anything herein to the contrary, it is agreed that the costs of the launch and on-going publicity, etc. shall be covered by the Program Funds, and funds required for the launch may be requested in addition to the maximum amount set forth in Section 3, provided however that the aggregate amount of all Program Funds shall not exceed the amount set forth in Section 1.1.

5.	Expense Allocation; Audit Right.

5.1.
Allocation. BioLine will allocate expenses to the Early Development Program in a manner consistent with generally accepted accounting principles, provided, however, that the Program Amount shall not be used to pay for any expenses (such as overhead) that BioLine would have had if the Early Development Program had not been created. Pan Atlantic will have the right, upon reasonable notice, and subject to confidentiality obligations of BioLine towards third parties such as licensors of the Research Projects subject matters, etc., to review BioLine’s books and records with respect to BioLine’s compliance with its obligations under this Agreement.

5.2.
Expenses, Taxes and Benefits. It is understood and agreed that nothing in this Agreement is intended to, nor will it result in, Pan Atlantic being responsible for the payment of expenses relating to the Research Projects, including without limitation rent, taxes, salaries, social security or national insurance payments, insurance, workers' compensation payments, disability insurance or similar items, including interest and penalties thereon.

6.	Term and Termination.

6.1.
This Agreement shall commence on the date hereof and continue until the earlier of (i) completion of the disbursement of the entire Program Funds and completion of all Research Projects funded thereby and (ii) termination by the parties as provided in Sections 6.2 or 6.3 below.

6.2.
If a party fails to meet one or more of any material terms and conditions hereof (a “default”), and the defaulting party fails to cure such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement.

6.3.
A party shall have a right to terminate this Agreement immediately should the other party enter into or file on its own a petition or proceeding seeking an order for relief under the bankruptcy or reorganization laws of its respective jurisdiction; have filed against it an involuntary petition or proceeding seeking an order for relief under the bankruptcy or reorganization laws of its respective jurisdiction, which is not dismissed within ninety (90) days after filing; enter into a receivership of any of its assets; enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors; or engage in a sale of all or substantially all of its assets as would cause such party to be unwilling to fulfill its obligations under this Agreement.

7.	Confidentiality.
Without derogating from any other agreement or undertaking to which Pan Atlantic is or may become subject, and in addition to any such agreement or undertaking, Pan Atlantic undertakes that it shall keep in confidence, and not use for any purpose whatsoever except in connection with the exercise of any of its rights under this Agreement, any and all information relating to BioLine and/or any Research Projects which has been provided to it by BioLine or was otherwise obtained by it ("Confidential Information"), except for information: (i) which is or shall be in the public domain not due to any act of Pan Atlantic in breach of law or agreement; (ii) which, at the time of disclosure to Pan Atlantic was already known to Pan Atlantic and was not acquired directly or indirectly from BioLine or any of its affiliates, all as may be evidenced by written records of Pan Atlantic; (iii) which, at the time of disclosure to Pan Atlantic was already received by Pan Atlantic from a third party who did not acquire it directly or indirectly from BioLine or any of its affiliates under an obligation of confidence, all as may be evidenced by written records of Pan Atlantic; (iv) was independently developed by Pan Atlantic without the use of Confidential Information, as may be evidenced by written records of Pan Atlantic; or (v) which Pan Atlantic is required to disclose under any applicable law or stock exchange regulations. Notwithstanding the above, Pan Atlantic or the Friedberg Family will have the right to disclose its funding of BioLine under this Agreement and under the Bridge Loan Agreement between Pan Atlantic and BioLine, dated as of the date hereof.

8.	Miscellaneous.

8.1.
Relationship of Parties. Neither party, their affiliates, nor their employees, consultants, contractors or agents are agents, employees, partners or joint venturers of the other party, nor do they have any authority whatsoever to bind the other party by contract or otherwise. They will not make any representations to the contrary, either expressly, implicitly, by appearance or otherwise.

8.2.
Assignment. This Agreement shall be binding upon and inure to the benefit of each party's successors and assigns. Notwithstanding the foregoing, unless otherwise stated herein, (a) Pan Atlantic shall not assign, by operation of law or otherwise, any of its rights or obligations hereunder nor permit the same to be assigned by operation of law, except with BioLine's prior written consent provided, however, nothing contained herein shall restrict the ability of Pan Atlantic to assign, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder, nor prohibit the same to be assigned by operation of law or otherwise, to an Affiliate. that agrees to be bound by all of the terms and conditions in this Agreement and (b) BioLine shall not assign, by operation of law or otherwise, any of its rights or obligations hereunder nor permit the same to be assigned by operation of law, except with Pan Atlantic’s prior written consent provided, however, nothing contained herein shall restrict the ability of BioLine to assign, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder, nor prohibit the same to be assigned by operation of law or otherwise, pursuant to a sale of substantially all of the assets of BioLine, to a successor-in-interest to it or to an affiliate that agrees to be bound by all of the terms and conditions in this Agreement.

For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with, or having the same beneficial ownership as, such person or entity. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

8.3.
Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed, certified or registered mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by registered mail) and shall be deemed given (i) when so delivered personally; (ii) if mailed, five (5) days after the time of mailing; (iii) if faxed or sent by electronic mail (email), twenty four (24) hours after the time of sending the fax or electronic mail. Addresses for notices are:

If to Pan Atlantic:

Pan Atlantic Investments Limited
Musson Building, 2nd Floor
Hincks Street
Bridgetown, Barbados West Indies 11000
Attention: Robert J. Bourque, Managing Director
Tel: +1-246-436-9756
Fax: +1-246-437-6690

With a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv, 67021 Israel
Tel: +972-3-607-4444
Fax: +972 3 607 4411
Attention: Daniel Gamulka, Adv

If to BioLine:

BioLineRx Ltd.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450, Israel
Attention: Vice President Finance and Corporate Development
Tel: +972-2-548-9100
Fax:+972-2-548-9101

With a copy (which shall not constitute notice) to:

Danziger, Klagsbald & Co.
Attn. Joeri Kreisberg, Adv.
7 Menachem Begin Street
Ramat Gan 52521, Israel
Tel: +972-3-611-0700
Fax: +972 3-611-0707

8.4.
Entire Agreement. This Agreement, together with all appendices, exhibits and schedules hereto, constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter.

8.5.
Waivers. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement will be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. No single waiver will constitute a continuing or subsequent waiver.

8.6.
Amendments and Modifications. This Agreement may not be modified or amended, in whole or in part, except in writing signed by both the parties. Such modification or amendment need not be supported by consideration.

8.7.
Publicity. Except as described in Section 4, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party to this Agreement (including any contraction, abbreviation, or simulation of any of the foregoing) and each party hereto agrees not to disclose to others the terms and conditions of this Agreement, except as may be required by law or governmental regulation, without the express written consent of the other party.

8.8.
Force Majeure. Neither Party shall be liable for any non-performance or delay in performance directly or indirectly caused by or resulting from acts of God, fire, flood, accident, riot, war, government intervention, embargoes, strikes, labor difficulties, equipment failure, lack of goods, late delivery by suppliers or other difficulties which are beyond the reasonable control of either party.

8.9.
Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of Israel without giving effect to principles of conflicts of laws.

8.10.
Dispute Resolution. In the event that a dispute cannot be resolved amicably by the parties through negotiations within thirty (30) days of the commencement of such negotiations, the dispute shall be submitted to arbitration in accordance with the Israeli Arbitration Law - 1968, with such arbitration to be held in Tel Aviv, Israel. The parties agree that any dispute shall be resolved by one arbitrator, the identity of whom shall be agreed upon by both parties and in the event that the parties shall fail to agree on the identity of such person within thirty (30) days from the date on which either party asked for the appointment of an arbitrator, the identity of the arbitrator shall be decided by the competent courts of Tel Aviv. The arbitration shall be conducted in English. Any decision resulting from such arbitration shall be final and binding upon the parties to this Agreement and on any other persons participating in the arbitration. Judgment upon the award may be entered in any court having jurisdiction thereon.

8.11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Early Development Program Agreement to be signed by their respective duly authorized representatives as of the date first above written.

PAN ATLANTIC INVESTMENTS LIMITED

By:	/s/ Robert J. Bourque
Name: Robert J. Bourque
Title: Managing Director

BIOLINERX LTD.

By:	/s/ Yuri Shoshan
Name: Yuri Shoshan
Title: Vice President, Finance and Corporate Development